EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-176560) of CAS Medical Systems, Inc. of our report dated March 24, 2011 relating to the consolidated financial statements of CAS Medical Systems, Inc. as of and for the year ended December 31, 2010 which report appears in the December 31, 2010 Annual Report on Form 10-K of CAS Medical Systems, Inc.  We also consent to the reference to our firm under the heading “Experts”.

/s/ J.H. Cohn LLP

Glastonbury, Connecticut
November 18, 2011